Exhibit 99.1
News Release

For Immediate Release	For Further Information Contact:
August 20, 2012	George Lancaster
(713) 966-7676
George.lancaster@hines.com

HINES REIT ANNOUNCES LEASING SUCCESS AT WILLIAMS TOWER

Positive Signal for Houston Office Market

(HOUSTON) – Hines REIT, the real estate investment trust sponsored by international real estate firm Hines, reported today a number of positive leasing activities at Williams Tower, a signature property in the REIT’s portfolio, located at 2800 Post Oak Boulevard. These activities include transactions totaling more than 120,000 square feet that bring the building’s occupancy to more than 95 percent leased.

 “Williams Tower, at a million and a half square feet, is the largest office asset that is wholly owned by Hines REIT.  The exceptional occupancy level our team has been able to achieve is a direct reflection of the increasing demand for high-quality office properties of the type we hold in the REIT’s portfolio, as well as the hard work of our team,” said Charles Hazen, chief executive officer and president of Hines REIT.  “We expect value creation activities like these and others to have a positive effect across the REIT’s portfolio.”

Hines’ Southwest Region CEO Mark Cover said, “The leasing success at Williams Tower, the Galleria’s most iconic building, is a clear indicator of the improving fundamentals of the Galleria/West Loop office market. Additionally, on a more macro level, these recent leases are further evidence that Houston’s economy is progressing and companies here are becoming more optimistic about the future.”

In all of the lease transactions, Hines’ Allison Knight and Russell Hodges represented the building owner, Hines REIT. Several of these new, expanded and extended leases include:

Rockwater Energy Solutions, an oilfield service provider, signed a new lease for 46,466 square feet. The firm, which will relocate from a nearby Galleria-area building later this year, was represented in lease negotiations by Trey Strake and Jim Bailey with Cushman & Wakefield.

“We are excited to establish our corporate headquarters in Williams Tower,” said Rockwater EVP–Chief Financial Officer Holli Ladhani. “The building is obviously a Houston landmark, but more importantly, it provided our fast-growing company the opportunity to functionally consolidate our support operations with adequate space for growth at a fair price and in a familiar location."

Peninsula Petroleum, a leader in the marine and bunkering trade, signed a lease for 1,622 square feet for their new Houston office. They were represented in lease negotiations by Courtney Estenson with Cushman & Wakefield.

Quanta Services, an electric power, telecommunications broadband cable and gas pipeline industries supplier, who moved into the building in 2011 after signing a long-term lease for approximately 90,000 square feet, is expanding within the tower by leasing an additional 22,694 square feet. Matt Dickson and Elliott Hirshfeld with CBRE represented the firm.

Rowan Companies, a major provider of domestic and international contract drilling services and Hines’ longest-term tenant, has expanded their space in the building by 22,591 square feet, bringing their total leased space to 111,763 square feet. Scott Wegmann and Trey Strake with Cushman & Wakefield represented the firm.

Nathan Sommers Jacobs, a full-service business law firm, renewed its lease for 17,057 square feet. The firm was represented by Andy Dillon, the firm’s in-house counsel and shareholder.

“Williams Tower features high-quality amenities and is extremely well-managed, operated and maintained by Hines,” Dillon said. “We moved to the building in 1999, and it remains today the best fit for our needs. The long-term renewal of our lease affirms our decades-long relationship with Hines as attorneys and tenant, and evidences our belief that Williams Tower will remain Houston’s premier office tower for the extended future.”

In recent months, Hines has made significant upgrades to Williams Tower such as: a state-of-the-art conference center for use by tenants; enhanced lobby amenities including new planters, furniture and Wi-Fi; a My Fit Foods restaurant; and a building concierge.

Hines manages and leases Williams Tower on behalf of Hines REIT, a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT currently owns interests in 55 commercial properties, which contain 25.0 million square feet of leasable space.  For additional information about Hines REIT, please see www.hinessecurities.com/hines-reit.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,192 properties representing more than 482 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.

This material contains forward-looking statements (such as those concerning improving economic fundamentals and the positive impact of increased occupancy on Hines REIT’s portfolio) that are based on Hines’ current expectations, plans, estimates, assumptions and beliefs and that involve numerous risks and uncertainties, including, without limitation, risks associated with the ability to retain tenants and the success and economic viability of tenants. Any of these statements could prove to be inaccurate, and actual events could differ materially from those expressed or implied. You are cautioned not to place undue reliance on any forward-looking statements.